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10.1 FINANCIAL ADVISORY AGREEMENT

                                                   July 15, 1999




Walter C. Herlihy, Ph.D.
Chief Executive Officer
Repligen Corporation
117 Fourth Avenue
Needham, MA 02494


                  RE:      FINANCIAL ADVISORY AGREEMENT

Dear Sirs:

                  This is to confirm our agreement that Paramount Capital, Inc., its affiliates, related entities and designees (collectively, "Paramount") have been engaged as a non-exclusive financial advisor of Repligen Corporation (the "Company") for a period of twelve (12) months from the date hereof (the "Term"). During the Term, Paramount will assist the Company in (a) the placement of shares of common stock, $.01 par value per share (the "Common Stock"), of the Company, as such shares may become available for sale (other than an aggregate of 3,600,000 shares of Common Stock being issued and sold pursuant to the Stock Purchase Agreements dated as of April 30, 1999 and May 14, 1999 by and among the Company and the parties thereto (the "Stock Purchase Agreements")) and (b) the acquisition of or the structuring of a business relationship with CRC, Inc., any subsidiary, parent entity or affiliate thereto ("CRC") as set forth below. The terms of our agreement are set forth in more detail below.

                  Section 1. EXPENSES. The Company shall be responsible for, and shall bear all reasonable expenses relating to this Agreement, including all reasonable expenses incurred by Paramount (including the reasonable fees and expenses of any outside legal counsel employed by Paramount) in connection herewith, such expenses to be paid within fifteen (15) days of receipt by the Company of a bill or bills by Paramount from time to time; PROVIDED THAT in no event shall the Company pay more than an aggregate of $5,000 for such fees or expenses. In the event that the fees and expenses incurred by Paramount exceed $5,000, the Company and Paramount may mutually agree upon additional payment obligations of the parties with respect thereto.

                  Section 2. TRANSACTION FEES.

         (a) Within 30 days of the execution of this Agreement, the Company shall pay each to Paramount a cash fee (a "Cash Fee") equal to $100,000 and shall issue to Paramount warrants, substantially in the form attached hereto as EXHIBIT A (the "Warrants"), to purchase an aggregate of 100,000 shares of Common Stock of the Company at an exercise price equal to $2.75 per share. Such Warrants shall be exercisable at any time until five years from the date of issuance of such Warrants.

         (b) During the Term, and for a period of 12 months thereafter, the Company shall pay to Paramount a fee in cash and/or equity, in an amount to be agreed upon between the Company and Paramount, as a result of any Investment (as defined below) by an investor deemed to be a Paramount Client (as defined below) hereunder. For the purposes of this Agreement, an "Investment" shall mean any purchase of equity securities of the Company directly from the Company by a Paramount Client (but specifically excluding the purchase of an aggregate of 3,600,000 shares of Common Stock of the Company by those certain parties to the Stock Purchase Agreements) during the Term or during the 12-month period following the expiration of the Term. For purposes of this Agreement, an investor shall be considered a "Paramount Client" only if, during the Term, (i) Paramount has introduced the investor to the Company and has identified in writing such investor to


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the Company and (ii) Paramount has had substantive discussions with such investor regarding an Investment. For the avoidance of doubt, at the time of termination of this Agreement, Paramount shall have 30 days following such termination to provide to the Company with a list of all prospective Paramount Clients for whom Paramount would be eligible to receive a fee hereunder for an Investment.

         (c) Should the Company enter into an agreement with CRC during the Term, or during the 12-month period following the expiration of such Term, pursuant to which the Company consummates a sale, merger, consolidation, tender offer, business combination, joint venture or partnership, pursuant to which, the Company or the shareholders of the Company acquire more than 50% of the outstanding capital stock and voting control of CRC, then the Company shall pay Paramount a fee equal to five percent (5%) of the aggregate consideration actually paid (net of the aggregate exercise or conversion price of all unexercised options, warrants or other convertible securities assumed by the acquiring company and all related CRC Transaction Fees and expenses) at the closing (the "CRC Transaction Fee") of such transaction to or by the Company or its shareholders. The Company shall use reasonable commercial efforts to pay such CRC Transaction Fee to Paramount at the closing in the form of consideration and allocation of the types of consideration (i.e., cash or stock) substantially similar to that paid by or to the Company or the Company's shareholders; PROVIDED THAT if the form and allocation of the CRC Transaction Fee payable to Paramount shall, in the Company's determination, cause the Company or its shareholders adverse tax, accounting, or legal consequences, the Company shall be permitted to pay the CRC Transaction Fee to Paramount in the form and allocation which minimizes or removes such adverse tax, accounting or legal consequences. For purposes of calculating Paramount's CRC Transaction Fee under this Section 3, aggregate consideration shall include only those payments made at the closing of such transaction whether in cash, stock or warrants, and
(ii) future milestone payments made to CRC or its employees in connection with the closing of such transaction. The Cash Fee described in Section 2(a) above shall be creditable in full against any fee payable pursuant to this Section 2(c).

         Section 3. REGISTRATION RIGHTS.

         (a) Subject to the terms herein, if at any time the Company shall determine to register for its own account or the account of others under the Securities Act of 1933 (the "Securities Act") any of its equity securities, it shall send to Paramount, as a holder of Registrable Shares (as defined below), written notice of such determination and, if within fifteen (15) days after receipt of such notice, such holder shall so request in writing that the Company include all (but not less than all) of the Registrable Shares, the Company shall include, subject to the terms herein, in such registration statement all (but not less than all) the Registrable Shares such holder requests to be registered. Notwithstanding anything to the contrary herein, if, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Shares as the managing underwriter, in its own discretion, shall determine. For purposes of this Section 3, the term "Registrable Shares" shall mean the shares of Common Stock issuable upon exercise of a Warrant.

         (b) This Section 3 shall not apply to a registration of shares of Common Stock on Form S-8 or Form S-4 or their then equivalents relating to an offering of shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or otherwise issuable in connection with any stock option, stock purchase or employee benefit plan. Further, this Section 3 shall not apply to the registration of shares of Common Stock of the Company issued and sold pursuant to the Stock Purchase Agreements and that certain Patent Purchase Agreement dated as of March 9, 1999 by and among the Company and the parties thereto. This Section 3 shall expressly exclude the registration statements covering the resale of such shares and any and all amendments and/or supplements thereto.

         (c) Notwithstanding anything to the contrary herein, if the Company has not filed a registration statement to register the resale of all of the Registrable Shares under Section 3(a) herein by the date nine months from the date hereof, holders of the Registrable Shares constituting all of the Registrable Shares then outstanding may request that the Company file a registration statement on Form S-3 or any successor


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thereto for a public offering of all (but not less than all) of the Registrable
Shares then held by such requesting holder or holders; PROVIDED THAT the reasonably anticipated aggregate price to the public of such registrable shares would exceed $100,000 and the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares (the "Registration Request"). Within 30 days of a Registration Request made in accordance with the terms above, the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of Registrable Shares specified in such notice.

         (d) In the case of a registration effected under Section 3, the Company shall bear the reasonable costs and expenses of such registration on behalf of Paramount with respect to the resale of its Registrable Shares (except as otherwise prohibited by state securities law or regulation), which shall include the Company's printing, legal and accounting fees and expenses, the Securities and Exchange Commission and National Association of Securities Dealers, Inc. ("NASD") filing fees and "blue sky" fees and expenses; PROVIDED HOWEVER, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts attributable to the Registrable Shares being offered and sold by the holders of Registrable Shares, or the fees and expenses of any counsel engaged by Paramount in connection with the registration of the Registrable Shares.

                  Section 4. FINANCIAL INFORMATION. The Company shall provide Paramount with all financial and other information reasonably requested by Paramount for the purposes of rendering its services pursuant to this Agreement, and all such information shall be deemed to be "Confidential Information" (as defined herein), subject to the terms of Section 5 herein.

                  Section 5. CONFIDENTIAL INFORMATION.

         (a) Confidential Information shall mean any information disclosed by one party to the other party hereunder (in writing, if marked by the disclosing party as confidential, or verbally, if notified by the disclosing party as confidential), including, without limitation, the terms of this Agreement, all commercially valuable, proprietary or confidential information with respect to the Company's business, products or operations disclosed by the Company to Paramount, which includes financial information, marketing plans, strategies and other valuable business information. Confidential Information shall also include any financial advice provided hereunder by Paramount to the Company. Notwithstanding anything to the contrary in this Section 5, Confidential Information shall not include: (i) information that is in or enters the public domain without breach of this Agreement; (ii) information lawfully received from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) information that is developed independently by a party which party can prove such independent development with written evidence; and (iv) information that is required by judicial or administrative order or by governmental authority to be disclosed, provided that the party from whom disclosure is sought uses reasonable efforts to notify the other of such requirement so that the other may seek to make such disclosure subject to a protective order or confidentiality agreement.

         (b) The Company agrees to limit disclosure of the Confidential Information only to those of its officers, employees, agents, affiliates and consultants as the Company considers necessary, provided that each such officer, employee, agent, affiliate or consultant of the Company shall be similarly bound by the confidentiality obligations contained herein. The Company shall take all reasonable commercial steps to prevent the disclosure of the Confidential Information as it would to protect its own confidential or proprietary information. This obligation shall be binding upon the Company and shall continue for a period during the term of this Agreement and for a period of five
(5) years thereafter.

         (c) Paramount agrees to limit disclosure of the Confidential Information only to those of its officers, employees, agents, affiliates and consultants as Paramount considers necessary to render its services under this Agreement, provided that each such officer, employee, agent, affiliate or consultant of Paramount shall be similarly bound by the confidentiality obligations contained herein. Paramount shall take all reasonable commercial steps to prevent the disclosure of the Confidential Information as it would to protect its own confidential or proprietary information. Paramount understands and agrees that to the extent Paramount receives Confidential Information which is material and non-public relating to the Company, Paramount shall be deemed to be an "insider" for purposes of United States securities laws and shall be prohibited from


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selling, purchasing or otherwise trading in the securities of the Company until public disclosure of such material non-public information. Paramount may rely, without independent verification, on the accuracy and completeness of any written information furnished to Paramount by the Company, subject to its obligations under the securities laws and herein. This obligation shall be binding upon Paramount and shall continue for a period during the term of this Agreement and for a period of five (5) years thereafter.



                  Section 6. INDEMNIFICATION.

         (a) The Company agrees to indemnify and hold harmless Paramount and its respective partners, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Securities Act (a "Paramount Indemnified Party") against any and all losses, liabilities, claims, damages and expenses whatsoever (and all actions in respect thereof), and to promptly reimburse any such Paramount Indemnified Party for the reasonable legal fees and related expenses as incurred (including, but not limited to the costs of giving testimony or furnishing documents in response to a document request, a subpoena or otherwise, the costs of investigating, preparing, pursuing or defending any such action or claim whether or not pending or threatened and whether or not any Paramount Indemnified Party is a party thereto), insofar as such losses, liabilities, claims, damages or expenses arise out of, relate to, are in incurred in connection with or are in any way a result of or relate to this Agreement or the matters contemplated by this Agreement; PROVIDED HOWEVER that the Company shall not be liable to a Paramount Indemnified Party hereunder to the extent that any loss, claim, damage, liability or expense is found in final judgement by a court or arbitrator to have resulted from a Paramount Indemnified Party's fraud, bad faith or gross negligence; and PROVIDED FURTHER that in no event shall the Company's liability under this Section 6 exceed the aggregate amount of fees paid by the Company to Paramount hereunder.

         (b) Paramount agrees to indemnify and hold harmless the Company and its respective partners, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Securities Act (a "Company Indemnified Party") against any and all losses, liabilities, claims, damages and expenses whatsoever (and all actions in respect thereof), and to promptly reimburse any such Company Indemnified Party for reasonable legal fees and related expenses as incurred (including, but not limited to the costs of giving testimony or furnishing documents in response to a document request, a subpoena or otherwise, the costs of investigating, preparing, pursuing or defending any such action or claim whether or not pending or threatened and whether or not any Paramount Indemnified Party is a party thereto), insofar as such losses, liabilities, claims, damages or expenses arise out of, relate to, are in incurred in connection with or are in any way a result of or relate to Paramount's fraud, bad faith or gross negligence in the performance of the services pursuant to this Agreement; PROVIDED HOWEVER that Paramount shall not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found in final judgement by a court or arbitrator to have resulted from a Company Indemnified Party's fraud, bad faith or gross negligence.

         (c) The indemnification provisions of this Section 6 shall be the sole and exclusive remedies of the parties hereto with respect to any claims arising hereunder by one party against the other party hereunder, except that any claim by one party against the other party under this Agreement for an intentional and material breach of Section 5 hereunder or a claim based on fraud, bad faith or gross negligence shall not be limited to the remedies and limitations of this
Section 6.

                  Section 7. TERMINATION; SURVIVAL. The Company shall be entitled to terminate this Agreement at any time by providing 10 days' notice to Paramount. The provisions of Sections 1, 2, 3, 5, 6, 8, 9, 10, 11, 12 and 13 shall survive termination of this Agreement. Paramount shall be entitled to the reimbursement of reasonable expenses incurred by Paramount as a result of services rendered prior to the date of the termination.


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                  Section 8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

                  Section 9. NON-COMPETE.

         (a) Paramount shall not be in any way precluded from (i) entering into similar agreements with companies which engage in similar business activities or lines of business as the Company or developing or marketing any products, services or technologies that do or may in the future compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any corporation, partnership or other person or entity engaged in the same or similar activities or lines or business as, or otherwise in competition with, the Company or (iii) doing business with any client, collaborator, licensor, consultant, vendor or customer of the Company. Paramount and any of its officers, directors, employees or former employees and affiliates shall not have any obligation, or be liable, to the Company solely on account of the conduct described in the preceding sentence. The Company recognizes that Paramount is not obligated to present any opportunities for an investment, sale, acquisition, strategic alliance or any other opportunities to the Company and nothing in this Agreement shall be construed to limit Paramount's ability to introduce investment, sale, acquisition, strategic alliance or any other opportunities to any other company. In the event that Paramount and/or any officer, director, employee or former employee or affiliate thereof acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both Paramount and the Company, neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall have any duty to communicate or offer such corporate opportunity to the Company and neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall be liable to the Company for breach of any fiduciary or other duty, as a stockholder or otherwise, solely by reason of the fact that Paramount or any of its officers, directors, employees or former employees or affiliates pursue or acquire such corporate opportunity for Paramount, direct such corporate opportunity to another person or entity or communicate or fail to communicate such corporate opportunity or entity to the Company. Nothing in this Section 9 shall relieve Paramount of its obligations hereunder, including Section 5 hereunder.

         (b) Notwithstanding anything to the contrary herein, unless the Company consents in writing, at no time during the Term or at any time with 12 months after the Term shall Paramount be engaged by any entity, other than the Company, in order to provide advisory services or any other types of services in connection with structuring of any type of business relationship or transaction involving CRC (including, without limitation, the sale or merger of CRC or the sale of equity or other securities of any kind in CRC).

                  Section 10. ANNOUNCEMENT OF TRANSACTION. Except as otherwise required by law, neither party shall make any public announcement regarding any of the transactions contemplated in this Agreement without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld.

                 Section 11. WRITING REQUIRED TO WAIVE, AMEND OR MODIFY. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party hereto.

                  Section 12. PARTIES. This Agreement incorporates the entire understanding of the parties with respect to this engagement of Paramount by the Company, and supersedes all previous agreements regarding such engagement, should they exist.

                  Section 13. NOTICES. All communications hereunder shall be in writing and shall be deemed given, if delivered in person, by telecopy or mail to: (a) the Company, 117 Fourth Avenue, Needham, MA 02494, Attention: Walter C. Herlihy (Telecopy: (781) 453-0048) and (b) to Paramount, at its offices at 787 Seventh Avenue, New York, NY 10019, Attention: David M. Tanen (Telecopy: (212) 554-4355).


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.


                                             Sincerely yours,

                                             PARAMOUNT CAPITAL, INC.


                                             By:  /s/ Peter M. Kash
                                                ------------------------
                                                Senior Managing Director

Confirmed as of the date hereof:

REPLIGEN CORPORATION


By:  /s/ Walter C. Herlihy
     ------------------------
     Chief Executive Officer



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